Exhibit 10.25

O’REILLY AUTOMOTIVE, INC.

SUMMARY OF CASH COMPENSATION PAYABLE TO DIRECTORS

Affiliated Director Fees. The cash compensation payable by O’Reilly Automotive, Inc. (the “Company”) to the Company’s Affiliated Directors (Charles H. O’Reilly, Jr., Lawrence P. O’Reilly and Rosalie O’Reilly-Wooten) is as follows:

•	an annual cash retainer of $165,000; and

•	a quarterly meeting fee of $2,500 for each meeting of the Company’s Board of Directors attended.

The payment schedule for the retainers and meeting fees is determined by the Compensation Committee of the Board of Directors.

Independent Director Fees. The cash compensation payable by the Company to the Company’s Independent Directors is as follows:

•	an annual cash retainer of $40,000;

•	an annual fee for serving as Lead Director in the amount of $10,000;

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annual fees for serving as a Committee Chairman in the following amounts: $10,000 for the Audit Committee Chairman; $7,500 for the Compensation Committee Chairman; and $5,500 for the Corporate Governance/Nominating Committee Chairman;

•	a meeting fee of $2,500 for each quarterly meeting of the Company’s Board of Directors attended;

•	a special meeting fee of $1,000 for each additional meeting of the Company’s Board of Directors attended.

The payment schedule for the retainers, Lead Director fees, Committee Chairman fees and meeting fees is determined by the Compensation Committee of the Board of Directors.

Other Benefits. All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and of committees of the Board of Directors.